Exhibit 10.36

LICENSE AGREEMENT

WRANGLER APPAREL CORP.

LICENSOR

AND

CHAMBERS BELT COMPANY

LICENSEE

Distribution and Sale of WRANGLER HERO in: Canada and the United States of America and its territories and possessions, including Puerto Rico

Distribution and Sale of TIMBER CREEK BY WRANGLER, WRANGLER JEANS CO., and WRANGLER OUTDOOR Trademarks in: the United States of America and its territories and possessions, including Puerto Rico

Manufacture in: China, Mexico and the United States of America

TIMBER CREEK BY WRANGLER

WRANGLER JEANS CO.

Confidential treatment has been requested for portions of this Exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as (******). A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

ARTICLE 1 - Definitions

ARTICLE 2 - Trademark License Grant

ARTICLE 3 - Trademark Ownership and License Recordation

ARTICLE 4 - Infringement

ARTICLE 5 - Percentage Royalty, Minimum Royalty, Minimum Net Sales, and Advertising Expenditures

ARTICLE 6 - Accounting and Reporting

ARTICLE 7 - Quality Control and Third Party Manufacturers

ARTICLE 8 - Code of Business Conduct and Contractor Terms of Engagement

ARTICLE 9 - Product Approvals and Related Issues

ARTICLE 10 - Aid and Assistance

ARTICLE 11 - Termination

ARTICLE 12 - Products on Hand at Termination, Cancellation or Expiration; Payments

ARTICLE 13 - Records after Termination, Cancellation or Expiration

ARTICLE 14 - Relinquishment of Licensed Matter

ARTICLE 15 - Fair Practices

ARTICLE 16 - No Joint Venture; Indemnification; Maintenance of Insurance

ARTICLE 17 - Binding Nature; Assignment

ARTICLE 18 - Notices

ARTICLE 19 - Compliance With and Operation of Law

ARTICLE 20 - Consent to Jurisdiction; Waiver of Jury Trial

ARTICLE 21 - Arbitration

ARTICLE 22 - Licensor’s Representative

ARTICLE 23 - Entire Agreement

ARTICLE 24 - Term

ARTICLE 25 - Governing Law

ARTICLE 26 - Confidentiality

ARTICLE 27 - Equitable Relief

ARTICLE 28 - Counterparts

ARTICLE 29 - Competition by Licensor

Schedule 1.14 - Description of Licensed Products
Schedule 1.34 - Trademarks
Schedule 5.7 - Quarterly Advertising Expenditures Report
Schedule 6.3 - Quarterly Performance Report
Schedule 6.5 - Monthly Sales Reports

Schedule 7.1.a - List of Manufacturers
Schedule 7.1.b - Letter to Third Party Manufacturer
Exhibit A to Schedule 7.l.b - Products to be Manufactured
Exhibit B to Schedule 7.l.b - Terms of Engagement
Exhibit B-1 to Exhibit B of Schedule 7.l.b - Global Compliance Principles
Exhibit B-2 to Exhibit B of Schedule 7.l.b - Code of Business Conduct
Exhibit C to Schedule 7.1.b - Certification of Terms of Engagement
Schedule 7.2 - Quality Standards
Schedule 7.4 - Approved Distribution

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is effective as of the 1st day of January, 2007 and made in the State of Delaware by and between:

WRANGLER APPAREL CORP., a corporation organized under the laws of the State of Delaware, United States of America, with principal offices at 3411 Silverside Road, Wilmington, Delaware 19810 (hereinafter referred to as “Licensor”)

and

CHAMBERS BELT COMPANY, a corporation organized under the laws of the State of Arizona, with principal offices at 3230 E. Broadway Road, A200, Phoenix, Arizona 85040 (hereinafter referred to as “Licensee”) (Licensor and Licensee being hereinafter collectively referred to as the “Parties” and each individually sometimes referred to as a “Party”).

WITNESSETH:

WHEREAS, Licensor, through one or more related companies or licensees, is engaged in the business of making, selling and distributing jeanswear, casual apparel and accessories and in connection therewith uses or licenses for use in commerce the Trademarks, as hereinafter defined, in the sale of such jeanswear, casual apparel and accessories in the United States of America and throughout the world; and

WHEREAS, Licensee is engaged in the business of making, having made, selling and distributing non-western men’s and boys’ belts and accessories in the Licensed Territory, as hereinafter defined; and

WHEREAS, Licensor and Licensee entered into a license agreement pursuant to which Licensor granted a license to Licensee to use the Licensed Trademarks, as hereinafter defined, in the Licensed Territory on non-western men’s and boys’ belts and accessories through December 31, 2006;

WHEREAS, Licensor and Licensee entered into a license agreement pursuant to which Licensor granted a license to Licensee to use the Licensed Trademarks, as hereinafter defined, in the Licensed Territory on men’s and boy’s personal accessories through December 31, 2007 (the “Personal Accessories Agreement”);

WHEREAS, Licensor terminated the Prior Accessories Agreement effective December 31, 2006, with the intent of combining accessories and belts in this Agreement;

WHEREAS, Licensee desires to acquire from Licensor, and Licensor is willing to grant to Licensee, a license to use the Licensed Trademarks in the Licensed Territory in the manufacture, distribution, sale and promotion of the Licensed Products, as hereinafter defined, for the term provided for in this Agreement, subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual terms, agreements and conditions herein contained, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE 1 — Definitions

In this Agreement, the terms defined in the Recitals shall have the meanings set forth therein. The following terms are defined as:

1.1	“AAA” shall have the meaning ascribed to that term in Article 21 hereof.

1.2	“Advertising”: any and all brochures, catalogs, point-of-sale materials, consumer and trade media, sales promotion and support materials, and marketing support funds.

1.3	“Advertising Expenditures” shall have the meaning ascribed to that term in Section 5.7 hereof.

1.4	“Affiliate”: any person or entity directly or indirectly controlling, controlled by or under common control with another person or legal entity.

1.5	“Annual Marketing Plan” shall have the meaning ascribed to that term in Section 6.1 hereof.

1.6	“Approved Closeout Retailers” shall have the meaning ascribed to that term in Section 7.4 hereof.

1.7	“Approved Retailers” shall have the meaning ascribed to that term in Section 7.4 hereof.

1.8	“Approved Wholesalers” shall have the meaning ascribed to that term in Section 7.4 hereof.

1.9	“Certification of Terms of Engagement” shall have the meaning ascribed to that term in Section 7.1 hereof.

1.10	“Closeouts”: manufacturers’ seconds and irregulars, product overruns, and retailer cancellations bearing one or more of the Licensed Trademarks.

1.11	“Contract Year” shall have the meaning ascribed to that term in Section 5.1 hereof.

1.12	“Distribution and Sales Licensed Territory”: for the purpose of distribution, advertisement and sale of WRANGLER JEANS CO. and TIMBER CREEK BY WRANGLER products, the territory consisting of and limited to the United States of America and its territories and possessions, including Puerto Rico. For the purpose of distribution, advertisement and sale of WRANGLER HERO products, the territory consisting of and limited to Canada and the United States of America and its territories and possessions, including Puerto Rico.

1.13	“Indemnified Parties” shall have the meaning ascribed to that term in Section 16.1 hereof.

1.14	“Licensed Products”: the products described on Schedule 1.14 hereto bearing one or more of the Licensed Trademarks, as amended in writing by the Parties from time to time during the term of this Agreement. The Licensed Products shall be expressly designed for or selected by Licensee and approved in writing by Licensor for manufacture by Licensee, under this Agreement, such approval to have been received by Licensee before commencement of such manufacture pursuant to the provisions of Article 9 hereof.

1.15	“Licensed Territory” shall mean, collectively, the Manufacturing Licensed Territory and the Distribution and Sales Licensed Territory.

1.16	“Licensed Trademarks”: The Trademarks and all derivatives based thereon that are created by Licensee.

1.17	“Licensee’s Quality Standards” shall have the meaning ascribed to that term in Section 7.2 hereof.

1.18	“Licensor’s Representative”: Licensor’s Affiliate, VF Jeanswear Limited Partnership.

1.19	“Manufacture,” “manufacturing,” and “manufactured,” as used in this Agreement, are explained in Section 7.1 hereof.

1.20	“Manufacturer’s Letter” shall have the meaning ascribed to that term in Section 7.1 hereof.

1.21	“Manufacturing Licensed Territory”: for the purpose of manufacture, the territory consisting of and limited to China, Mexico and the United States of America. Licensee may expand the territory solely for the purpose of manufacturing Licensed Products only upon Licensor’s prior written consent, which shall not be unreasonably withheld or delayed.

1.22	“Minimum Net Sales” shall have the meaning ascribed to that term in Section 5.3 hereof.

1.23	“Minimum Royalty” shall have the meaning ascribed to that term in Section 5.2 hereof.

1.24	“Monthly Sales Report” shall have the meaning ascribed to that term in Section 6.5 hereof.

1.25	“Net Closeout Sales” shall have the meaning ascribed to that term in Section 5.1 hereof.

1.26	“Net Sales” shall have the meaning ascribed to that term in Section 5.1 hereof.

1.27	“Percentage Royalty” shall have the meaning ascribed to that term in Section 5.1 hereof.

1.28	“Prime Rate” shall mean the base rate on corporate loans posted by at least 75% of the 30 largest banks in the United States of America, as published in the Eastern Edition (USA) of the Wall Street Journal.

1.29	“Quality Standards” shall have the meaning ascribed to that term in Section 7.2 hereof.

1.30	“Quarterly Advertising Expenditures Report” shall have the meaning ascribed to that term in Section 5.7 hereof.

1.31	“Quarterly Performance Report” shall have the meaning ascribed to that term in Section 6.2 hereof.

1.32	“Terms of Engagement” shall have the meaning ascribed to that term in Section 8.1 hereof.

1.33	“Third Party Manufacturers” shall have the meaning ascribed to that term in Section 7.1 hereof.

1.34	“Trademarks” shall mean Licensor’s trademarks listed on Schedule 1.34 hereto. Terms defined herein in the singular shall include the plural and vice versa.

ARTICLE 2 — Trademark License Grant

2.1	Licensor is the owner of the Trademarks. Licensor hereby grants to Licensee for the term set forth in Section 24.1 of this Agreement, subject to the terms and conditions herein contained, for the purpose of distribution and sale, the exclusive and nonassignable right and license to use the Licensed Trademarks within the Distribution and Sales Licensed Territory, upon Licensed Products distributed, advertised, and sold by Licensee in accordance with this Agreement. Licensor hereby grants to Licensee for the term set forth in Section 24,1 hereof, subject to the terms and conditions herein contained, for the purpose of manufacture, the nonexclusive and nonassignable right and license to use the Licensed Trademarks within the Manufacturing Licensed Territory upon Licensed Products manufactured by Licensee in accordance with this Agreement.

2.2	Licensee shall not sublicense the rights herein granted and shall not, without the prior written consent of Licensor, authorize any other person, firm, corporation or other entity to use any of the Licensed Trademarks (except as provided herein), or any trademarks, trade names, or trade dress confusingly similar thereto.

2.3	All Licensed Products manufactured, distributed, advertised, or sold by Licensee shall bear the Licensed Trademarks in prominence as prescribed by Licensor. None of the Licensed Trademarks shall be used by Licensee or its manufacturers except on and in connection with the Licensed Products. Licensee shall use the Licensed Trademarks solely in the manner prescribed in Schedule 1.34 hereof or as otherwise approved in writing by Licensor. No product bearing any of the Licensed Trademarks shall bear any trademark or trade name other than the Licensed Trademarks except with the express prior written authorization of Licensor or except as required by applicable law. Licensee covenants on behalf of itself, its Affiliates and related parties, and such third-party manufacturers with which it may contract, that during the term of this Agreement and thereafter it will refrain from using any trademark or trade name confusingly or deceptively similar to any of the Licensed Trademarks or confusingly similar to any other trademarks, trade names or trade dress of Licensor, except upon such terms and conditions as may be approved in advance, in writing, by Licensor. Licensee shall promptly terminate its manufacturing relationship with any manufacturer that uses any trademark or trade name confusingly similar to any of the Licensed Trademarks or confusingly similar to any other trademarks or trade names of Licensor. This provision shall survive termination, cancellation or expiration of this Agreement.

2.4	Licensee shall submit, for prior written approval by Licensor, specimens of all labels, packaging, and Advertising copy that Licensee intends to use in identifying, selling, advertising, or promoting Licensed Products. Licensor shall provide Licensee with written notice of approval or disapproval within ten (10) business days from the date that Licensor receives such a request for approval; if no notice of approval or disapproval is provided by Licensor to Licensee, then the request will be deemed to have been disapproved.

2.5	Licensee shall not use any of the Licensed Trademarks in combination with other marks not owned by Licensor, nor shall Licensee include any of the Licensed Trademarks, whether registered or not, in its corporate or trading name or in any domain name. During the term of this Agreement, Licensee must include on its stationery, business cards, invoices and packing slips the phrase “Authorized licensee of Wrangler Apparel Corp.” or such other words to that effect as have been previously approved, in writing, by Licensor.

ARTICLE 3 — Trademark Ownership and License Recordation

3.1	Licensor at its own cost will, insofar as possible and as reasonably requested by Licensee, register and/or renew relevant trademarks in the Licensed Territory and will cooperate in registering or recording Licensee as a registered user or recorded licensee of the Licensed Trademarks in the Licensed Territory if appropriate and necessary in Licensor’s sole judgment. Licensee agrees to execute and deliver to Licensor such lawful documents as Licensor may request for this purpose. Licensee shall not register or attempt to register any of the Licensed Trademarks or any marks similar thereto in its own name or in any other name either in the Licensed Territory or outside thereof unless so authorized by Licensor in writing. Licensee shall not register or attempt to register any domain name incorporating all or a material part of any of the Licensed Trademarks or any marks similar thereto in its own name or in any other name either in the Licensed Territory or outside thereof unless so authorized by Licensor in writing.

3.2	Licensee acknowledges that Licensor is the owner of all of the Licensed Trademarks, whether registered or unregistered. All trademarks subsequently adopted and used by Licensee under the provisions of this Agreement shall be deemed to be Licensed Trademarks and owned by Licensor (except as otherwise expressly provided in writing by Licensor). Licensee acknowledges that Licensor is entitled to all of the rights in and to the Licensed Trademarks, including the sole and exclusive right to register the Licensed Trademarks in the Licensed Territory and elsewhere throughout the world, and Licensee shall assist Licensor in so doing at Licensor’s expense.

3.3

Licensee further agrees never to contest, deny or dispute the validity of any of the Licensed Trademarks or Licensor’s title therein; agrees never, either directly or indirectly, or in any other way, to encourage or assist others in doing so; and agrees never to take any action of any kind inconsistent with Licensor’s holding of all such trademark rights. Nothing in this Agreement shall confer upon Licensee a proprietary interest of any kind in and to any of the Licensed Trademarks or any trademarks or trade names confusingly similar thereto. Any and all use of any of the Licensed Trademarks by Licensee shall inure to the benefit of Licensor.

ARTICLE 4 — Infringement

4.1	Licensee shall, insofar as possible, report immediately in writing to Licensor any and all infringements of any of the Licensed Trademarks, or of Licensor’s trade names and/or trade dress, and any and all attempts by any third party to use, copy, register, infringe upon or otherwise imitate any of the Licensed Trademarks or Licensor’s trade names or trade dress, or any design features of the Licensed Products.

4.2	Except upon the written request and authorization of Licensor, Licensee shall not take any action to prevent infringements, imitation, or illegal use of the Licensed Trademarks, trade dress associated with the Licensed Products, or trade name of Licensor. However, Licensee shall render to Licensor all assistance reasonably requested, fully and without reservation, in connection with any matter pertaining to protection or enforcement of any of the Licensed Trademarks before administrative and quasi-judicial agencies and the courtstrrrwI3, and shall make available to Licensor, its representatives, agents and attorneys, all of Licensee’s records, files and other information pertaining to the Licensed Trademarks, including the purchase, manufacture, sale, distribution and advertising of the Licensed Products.

4.3	Licensor, at its cost, shall take such steps and institute such legal proceedings as shall be reasonably necessary to protect the Licensed Trademarks and Licensee’s license therein as set forth in this Agreement.

4.4

Licensor shall indemnify and defend Licensee and hold it harmless from and against any claims, suits and expenses (including reasonable attorney’s fees) arising solely from Licensee’s use of any of the Licensed Trademarks in accordance with the terms of this Agreement on or in connection with Licensed Products manufactured in the Manufacturing Licensed Territory and sold in the Distribution and Sales Licensed Territory. Licensor’s indemnification and defense obligations are expressly conditioned upon (a) Licensee’s giving Licensor prompt written notice of such claim or suit against Licensee after assertion thereof and (b) Licensee’s full and prompt cooperation and assistance, to the extent reasonably requested by Licensor, in connection with the defense of such claim or suit. Licensor shall have the right, at its own expense, to undertake and conduct the defense and/or negotiation of any settlement of any such suit or claim.

ARTICLE 5 — Percentage Royalty, Minimum Royalty, Minimum Net Sales, and

Advertising Expenditure

5.1	In consideration of the licenses herein granted and of the other benefits that accrue to Licensee hereunder, Licensee agrees to use its best efforts to promote the sale of the Licensed Products in the Distribution and Sales Licensed Territory, and Licensee further agrees to pay to Licensor, for use of the Licensed Trademarks, a royalty (the “Percentage Royalty”) at the rate shown in the chart below calculated on actual Net Sales in each time period shown in the chart below (each a “Contract Year”):

CONTRACT YEAR	PERCENTAGE ROYALTY
First: January 1, 2007 — December 31, 2007	(******)%
Second: January 1, 2008 — December 31, 2008	(******)%
Third: January 1, 2009 — December 31, 2009	(******)%

******	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Net Sales” means (a) the total number of units of Licensed Products sold or otherwise transferred by Licensee to Affiliates or non-Affiliates, multiplied by Licensee’s published unit list price (excluding shipping/freight charges separately listed as payable by the customer) charged by Licensee to its customers who are not its Affiliates, less (b) Licensee’s reasonable and customary trade discounts and allowances given in an amount not to exceed (******) percent (******%) of Licensee’s published unit list price and returns not to exceed (******) percent (******%) of units of Licensed Products sold. If Licensee’s actual price to its non-Affiliate customers is higher than as calculated above, the actual price shall replace the list price in the calculation. Net Sales shall be computed without deducting uncollectible accounts, anticipations or financial discounts and shall include all transactions of Licensed Products distributed by or for Licensee. Net Closeout Sales shall account for no more than (******) percent (******%) of Net Sales. “Net Closeout Sales” means the Net Sales of Closeouts.

5.2	For each Contract Year, Licensee shall pay the minimum royalty (the “Minimum Royalty”) shown for each Contract Year in the chart below. The Minimum Royalty shall be paid as provided in Section 5.4 hereof.

CONTRACT YEAR	MINIMUM ROYALTY
First: January 1, 2007 — December 31, 2007	$	(******)
Second: January 1, 2008 — December 31, 2008	$	(******)
Third: January 1, 2009 — December 31, 2009	$	(******)

5.3	Licensee and Licensor have established the following minimum Net Sales (“Minimum Net Sales”) for the sales of Licensed Products in the Distribution and Sales Licensed Territory for each Contract Year:

CONTRACT YEAR	MINIMUM NET SALES
First: January 1, 2007 — December 31, 2007	$(	******)
Second: January 1, 2008 — December 31, 2008	$(	******)
Third: January 1, 2009 —December 31, 2009	$(	******)

******	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

For purposes of determining whether or not Licensee has achieved the required level of Minimum Net Sales in any Contract Year, Licensee shall not receive credit for, and there shall be excluded from the calculation, sales approved by Licensor pursuant to Section 9.1(e) hereof, if applicable, to other than Approved Retailers, Approved Wholesalers, and Approved Closeout Retailers.

Licensor may terminate this Agreement in accordance with Section 11.1(k) hereof if Licensee fails to achieve in any Contract Year the Minimum Net Sales for such Contract Year.

5.4	With respect to the business done by Licensee under this Agreement, Licensee shall pay the Percentage Royalty to Licensor quarter-annually for the quarters ending on the last days of March, June, September and December of each Contract Year, payment for each quarter to be made to Licensor within twenty-five (25) days after the end of the quarter for which such payment is made. On the date payment is due for the last quarter of each Contract Year, Licensee shall also pay to Licensor the amount, if any, by which the Minimum Royalty payable during such Contract Year exceeds the Percentage Royalty paid with respect to such Contract Year.

5.5	Payment of the Percentage Royalty and the Minimum Royalty shall be made either by check made payable to Wrangler Apparel Corp., mailed to the address for Licensor set forth in Article 18 hereof or to such other address as Licensor may subsequently designate in writing, or by wire transfer to Licensor in United States Dollars at the following address or to such other address as Licensor may subsequently designate in writing:

PNC Bank
Wilmington, Delaware 19899
ABA No.: (******)

Credit to: Wrangler Apparel Corp. Account No.: (******)

5.6	Time is of the essence with regard to the Percentage Royalty and the Minimum Royalty due under this Agreement, and Licensee shall make each payment on time. Each and every late payment shall, for each day the payment is late, bear interest at (******) percent (******%) over the Prime Rate in effect on the twenty-sixth (26th) day following the quarter for which such payment is due. Licensor shall have the right to terminate this Agreement upon notice to Licensee if Licensee fails to cure a payment default within five (5) business days after receiving written notice of such default from Licensor.

******	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.7	Licensee agrees to expend each Contract Year in advertising Licensed Products

(“Advertising Expenditures”) a sum not less than (******) percent (******%) of Net Sales, which sum shall be expended for Advertising in support of the Licensed Trademarks, and for Licensee’s proportionate share of expense, as agreed between Licensor’s Representative and Licensee, all as approved by Licensor in accordance with Section 2.4 hereof. In trade advertising and under any marketing support fund, Licensee shall closely follow the advertising image and copy concepts indicated by Licensor’s Representative in advertising its products for sale under the Licensed Trademarks. Licensee shall keep a true and accurate account of all Advertising Expenditures and shall submit to Licensor’s Representative, quarter-annually for the quarters ending on the last days of March, June, September and December of each year, an advertising expenditures report in the form attached as Schedule 5.7 hereto with actual advertisements attached (“Quarterly Advertising Expenditures Report”), each such Quarterly Advertising Expenditures Report to be received by Licensor within twenty-five (25) days after the end of the quarter for which the Quarterly Advertising Expenditures Report is due. Licensee shall pay to Licensor within twenty-five (25) days after the end of each Contract Year a sum equal to (******) percent (******%) of Net Sales minus the amount of the Advertising Expenditures for which Licensor’s Representative has received evidence satisfactory to it, in its sole discretion. Notwithstanding the foregoing, all Advertising Expenditures of (******) Dollars ($******) or greater must be pre-approved in writing by Licensor’s Representative. Licensor shall have the right to terminate this Agreement upon written notice to Licensee if Licensee fails to expend the full amount of Advertising Expenditures required by this Section 5.7 or if Licensee fails to submit the Quarterly Advertising Expenditures Reports required by this Section 5.7 for two (2) or more consecutive quarters.

5.8	If Licensor, any of its Affiliates, or VF Outlet, Inc. (whether it is an Affiliate of Licensor or not) wishes to purchase available Licensed Products, Licensee agrees to sell such Licensed Products to Licensor or any of its Affiliates at a price equal to the then lowest wholesale price at which Licensee sells such Licensed Products. Licensee shall pay Royalties and promotional fees with respect to such sales.

******	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.9	Termination, cancellation or expiration of this Agreement for any reason whatsoever shall not relieve Licensee of its accrued payment obligations or obligations incurred by sale of Licensed Products after the effective date of such termination, cancellation or expiration.

ARTICLE 6 — Accounting and Reporting

6.1	Licensee shall submit to Licensor’s Representative an annual marketing plan in the format approved by Licensor’s Representative (the “Annual Marketing Plan”) within sixty (60) days of the execution of this Agreement and at least sixty (60) days before the start of each Contract Year thereafter.

6.2	Licensee shall keep a true and accurate account of all Licensed Products manufactured, ordered, received, sold and distributed under this Agreement and shall render to Licensor a just and true account in writing, sworn to and verified by an officer of Licensee, specifying: (a) the number of Licensed Products manufactured by or for Licensee in the preceding three (3) month period, (b) the number of such Licensed Products distributed or sold in said three (3) month period and (c) Licensee’s published unit list prices and sales prices of all such Licensed Products, within twenty-five (25) days of the last day of March, June, September and December (the “Quarterly Performance Report”). Licensee shall list in each Quarterly Performance Report all manufacturing facilities, including name and address, used to manufacture Licensed Products in the preceding three (3) month period. Licensee shall include with the Quarterly Performance Report that it submits for the last quarter of each Contract Year two (2) invoices or bills of lading for each of the Licensed Trademarks, demonstrating current use thereof, along with five (5) hangtags or labels showing such use.

6.3	The Quarterly Performance Report shall be submitted by Licensee to Licensor in the format prescribed by Schedule 6.3 hereof. The Quarterly Performance Report and the invoices or bills of lading and hangtags or labels required by Section 6.2 hereof shall be sent to:

Controller

Wrangler Apparel Corp.

3411 Silverside Road

Wilmington, Delaware 19810

A copy of the Quarterly Performance Report, without invoices, bills of lading, hangtags or labels, shall be submitted by Licensee to:

Director of Licensing

VF Jeanswear Limited Partnership

400 North Elm

Street Greensboro,

NC 27401

6.4	Licensor and its agents, attorneys and accountants shall have the right to audit and investigate once each Contract Year during normal business hours, at Licensor’s expense, the books, accounts, audits, and other things and matters showing or reflecting all business conducted by Licensee pertaining to the manufacture, sale, Advertising, or distribution of the Licensed Products under this Agreement. In the event that an audit of Licensee’s books and records reveals that the Licensee has underpaid Percentage Royalty by an amount equal to or greater than (******) percent (******%) in any Contract Year, Licensee shall bear Licensor’s reasonable direct costs of said audit. Licensee shall provide Licensor annually with audited financial statements of Licensee as soon as possible, and in any event within ninety (90) days after the close of Licensee’s fiscal year.

6.5

Licensee shall submit to Licensor monthly sales reports in the format prescribed in Schedule 6.5 hereof within twenty-five (25) days after the first (1s`) day of January, February, April, May, July, August, October, and November of each Contract Year (the “Monthly Sales Report”). Licensee shall also submit such other reports, as and when specified by Licensor, as will enable Licensor to evaluate the success of Licensee’s marketing, sales and activities relating to this Agreement. The Monthly Sales Reports shall be sent to the addresses set forth in Section 6.3 hereof.

******	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 7 — Quality Control and Third Party Manufacturers

Licensee further covenants and agrees as follows:

7.1	Licensee may have Licensed Products manufactured within the Manufacturing Licensed Territory for it by Third Party Manufacturers. For purposes of this Agreement, “Third

Party Manufacturers” shall mean such manufacturers as are listed on Schedule 7.1.a hereof. No changes may be made to Schedule 7.1.a without the prior written approval of Licensor. Third Party Manufacturers shall be subject to the quality control requirements stipulated in this Article 7. For purposes only of understanding reference to “manufacture,” “manufacturing” and “manufactured” as these words may be used in this Agreement, Licensed Products made for Licensee by Third Party Manufacturers in accordance herewith shall be deemed manufactured by Licensee. Not less than ten (10) days prior to engaging any manufacturer as a Third Party Manufacturer, Licensee shall advise Licensor of the specific Licensed Products to be so manufactured. Licensee shall provide Licensor with the name and address of any manufacturer that it wishes to engage as a Third Party Manufacturer and shall cause such manufacturer to execute, prior to its manufacture of any Licensed Products, a letter to third party manufacturer in the form set forth in Schedule 7.1.b hereof (the “Manufacturer’s Letter”), and to execute annually, in duplicate, a certification in the form set forth in Exhibit C to Schedule 7.1.b hereof (the “Certification of Terms of Engagement”), shall forthwith provide duplicate executed originals of both the Manufacturer’s Letter and the Certification of Terms of Engagement to Licensor by registered or certified mail, and shall guarantee such Third Party Manufacturer’s compliance with the Quality Standards and with the terms of the Manufacturer’s Letter and its attachments. Licensee shall strictly prohibit any such Third Party Manufacturer from subcontracting the manufacture of Licensed Products. Licensee shall remain primarily and completely responsible to Licensor for the acts of Third Party Manufacturers under all of the provisions of this Agreement, and the acts of Third Party Manufacturers shall be deemed to be the acts of Licensee. Representatives of Licensor shall have the right to inspect, evaluate and approve all manufacturers before approving them as Third Party Manufacturers. To the extent requested by Licensor, Licensee shall assist representatives of Licensor in visiting and inspecting Third Party Manufacturers from time to time. Licensee further covenants to obtain in writing from each Third Party Manufacturer undertakings in form satisfactory to Licensor regarding the disposition of unused branded materials and defective finished products. Licensor shall also have the right to prohibit Licensee from using manufacturers in countries where such manufacture would conflict with other licenses granted by Licensor. Licensee shall, upon request of Licensor, cease using any manufacturer whose activities would be in violation of any of the terms of this Agreement or the provisions of the Manufacturer’s Letter or its attachments, whether or not such manufacturer has actually executed the Manufacturer’s

Letter or the Certification of Terms of Engagement. Upon the request of Licensor, Licensee shall take reasonable action in conjunction with Licensor against any manufacturer or Third Party Manufacturer that violates the provisions of this Agreement or of the Manufacturer’s Letter or its attachments. Pursuant to Section 6.2 and Schedule 6.2 hereof, Licensee shall list each manufacturer that it used in the applicable quarter in the Quarterly Report.

7.2	All Licensed Products manufactured by or for Licensee and sold or distributed by Licensee shall be manufactured, sold, distributed, and advertised in accordance with all applicable laws and shall conform to Licensee’s quality standards as set forth in Schedule 7.2 (and approved by Licensor) (“Licensee’s Quality Standards”) and shall at all times be at least equal in quality to the quality of like or comparable products manufactured, sold and distributed by Licensor’s Representative in the United States of America under the Licensed Trademarks (collectively with Licensee’s Quality Standards referred to herein as the “Quality Standards”). Licensor, its agents, attorneys and representatives are hereby authorized, at any reasonable time during normal working hours, to inspect the physical manufacturing and storage facilities used by Licensee or under its direction to ascertain whether such products conform to the Quality Standards. Failure on the part of Licensee to meet the Quality Standards for three (3) consecutive months shall be grounds for Licensor to terminate this Agreement by giving Licensee written notice of termination under Section 11.1(d).

7.3	Licensee shall at all times keep Licensor currently informed as to the price and discount structure employed by Licensee in the sale of Licensed Products under this Agreement. Licensee’s prices of Licensed Products shall be published in a price list (or lists), and each such price list shall be submitted to Licensor for notice purposes in advance of publication.

7.4

Retail accounts approved as of the date of this Agreement (“Approved Retailers”), wholesale accounts approved as of the date of this Agreement (“Approved ‘Wholesalers”), and retail accounts approved for the sale of Closeouts (“Approved Closeout Retailers”) are listed on Schedule 7.4 hereof. Licensee shall sell Licensed Products manufactured by or for it only to Approved Retailers, Approved Wholesalers and Approved Closeout Retailers and for resale within the Distribution and Sales Licensed Territory only. Licensee shall sell Closeouts only to Approved

Closeout Retailers, and Licensee shall sell only Closeouts to Approved Closeout Retailers. Licensee agrees not to sell or transfer any Licensed Products to any third party who is not an Approved Retailer, or an Approved Wholesaler, or an Approved Closeout Retailers, unless Licensor has approved such sale or transfer under Section 9.1(e) hereof. Licensee shall send written notice to all Approved Wholesalers, with a copy of such notice to Licensor, advising them of the Distribution and Sales Licensed Territory. Schedule 7.4 may be amended from time to time by Licensor upon fifteen (15) business days’ written notice to Licensee.

7.5	Licensee shall not, during the term of this Agreement or thereafter, manufacture or have manufactured Licensed Products outside of the Manufacturing Licensed Territory.

7.6	Licensee shall mark each Licensed Product manufactured by or for it with the country of origin permanently affixed at the time of manufacture to each Licensed Product. Country of origin shall be affixed to all Licensed Products regardless of the country in which the Licensed Product will be sold. Licensee warrants that the genuine and true origin of all Licensed Products and components thereof shall be the origin as stated on the Licensed Product or component thereof and on all invoices, country of origin declarations, or other documents made in conjunction with importation into or exportation out of the Licensed Territory and further warrants that no shipment has been or will be illegally transshipped from any other country.

7.7	Licensee shall guarantee to its ultimate consumer the quality, materials and workmanship of the Licensed Products sold under the provisions of this Agreement. If the ultimate consumer is dissatisfied with any such product and Licensee fails to make an adjustment satisfactory to such consumer, Licensor may, at its option, either replace the product at Licensee’s expense and without cost to the purchaser or refund the purchase price and charge Licensee for such refund.

Article 8 — Code of Business Conduct and Contractor Terms of Engagement

8.1

Licensee has received, reviewed and understands VF Corporation’s terms of engagement, a copy of which is attached hereto as Exhibit B to Schedule 7.1.b (“Terms of Engagement”). Licensee shall provide the Terms of Engagement to all facilities utilized by it in the manufacture and distribution of Licensed Products.

Licensee agrees that it will strictly comply with the Terms of Engagement in all facilities owned by Licensee and will require that any Third Party Manufacturer also comply with the Terms of Engagement. Licensee shall execute and deliver to Licensor a copy of the Manufacturer’s Letter and shall require each Third Party Manufacturer to execute the Manufacturer’s Letter, as well as to execute, annually, the Certification of Terms of Engagement. Licensor shall not approve any manufacturer as a Third Party Manufacturer until (a) Licensor has received a copy of the Manufacturer’s Letter and the Certification of Terms of Engagement executed by such manufacturer and (b) such manufacturer has been inspected by or on behalf of Licensor to determine that such Third Party Manufacturer is in compliance to Licensor’s satisfaction in its sole discretion with the Terms of Engagement. The costs of each such inspection shall be borne by Licensee and shall be paid by Licensee in advance, if so requested by Licensor, or within ten (10) business days following receipt of an invoice therefor. At Licensee’s expense, Licensor may re-inspect such facilities, but not more frequently than semi-annually.

8.2	Notwithstanding the provisions of Section 8.1 hereof requiring each manufacturing facility to be inspected by Licensor, Licensor will approve, and will not directly inspect as a condition of approval:

(a)	any manufacturing facility that demonstrates it is operating under a current global certification program acceptable to Licensor. The Worldwide Responsible Apparel Program (WRAP) and Social Accountability International 8000 are acceptable to Licensor; and

(b)	any manufacturing facility for which Licensee provides to Licensor prior to engaging such manufacturer and on an annual basis thereafter a compliance report, dated within the last twelve months and in form and substance reasonably satisfactory to Licensor, from a recognized third-party factory compliance monitoring organization, such as Intertek Testing Services, Societte Generale de Surveillance (SGS), California Safety Compliance Corporation or BVQI, Inc. To enable Licensor to determine whether any such report is reasonably satisfactory, Licensee shall authorize the monitoring organization to discuss its monitoring procedures for the particular manufacturing facility and the contents of any such report with Licensor.

Article 9 — Product Approvals and Related Issues

9.1	Licensor shall have the right to approve the items set forth below with respect to the Licensed Products to be developed, manufactured, and marketed by Licensee. Licensor shall provide written notice of approval or disapproval to Licensee within ten (10) business days from the date that Licensor receives such a request for approval; if no notice of approval or disapproval is provided by Licensor to Licensee, such request shall be deemed to have been disapproved:

(a)	Retail outlets other than Approved Retailers that will purchase Licensed Products directly from Licensee;

(b)	Wholesale distributors that will purchase Licensed Products directly from Licensee;

(c)	Point-of-purchase displays;

(d)	Advertising;

(e)	Any and all methods of distribution to be used by Licensee in order to dispose of Closeouts that are to be sold or transferred to any third party or third parties who are not Approved Retailers, Approved Wholesalers, or Approved Closeout Retailers; and

(f)	The labels, hangtags and other packaging to be included with or on the Licensed Products.

9.2	Licensee warrants that each Licensed Product and component thereof shall comply with all applicable laws, regulations and voluntary industry standards and shall conform to the samples thereof approved by Licensor.

9.3	If any Licensed Product to be included in the product line is to include “innovative” elements or components, Licensor will have the right to require the testing of the Licensed Product and/or the innovative element or component at Licensee’s expense. For purposes of this Agreement, “innovative” elements or components is defined as those elements or components that have not previously been used in the manufacture of items comparable to the Licensed Products.

ARTICLE 10 — Aid and Assistance

So long as this Agreement remains in full force and effect, Licensor agrees to provide to Licensee, upon Licensee’s reasonable request, available material and information appropriate to the Licensed Products on (a) merchandising, (b) planning of Licensor’s products, including colors, and (c) sales promotion and advertising.

ARTICLE 11 — Termination

11.1	In addition to the provision contained in Section 5.6 hereof for the termination of this Agreement, this Agreement may be terminated as follows:

(a)	If, at any time during the term of this Agreement, either Party is unable to pay its debts when due, becomes insolvent, or there is filed by or against it in any court a petition for winding up, bankruptcy, insolvency, reorganization, or the appointment of a receiver or trustee for all or a portion of its property; or if either Party makes an assignment for the benefit of creditors, this Agreement may be canceled and terminated at the option of the non-acting Party upon written notice to the acting Party; such cancellation to be effective immediately if the act giving rise to cancellation be voluntary; otherwise such cancellation to be effective upon adjudication of bankruptcy or insolvency or upon a court of competent jurisdiction taking and retaining jurisdiction over the acting Party and/or its assets for a period of sixty (60) days or more;

(b)	Except as to a monetary default, which shall be governed by Section 5.6 hereof, by either Party by giving thirty (30) days’ written notice to the other Party for any breach or default by the other Party in its obligations under this Agreement, such termination to be effective unless the other Party remedies the breach or default specified in the notice before the end of such thirty (30) days;

(c)	By Licensor by giving thirty (30) days’ written notice if there is a change in control of Licensee by way of merger, sale of assets or stock, consolidation or otherwise unless such change has been approved in writing by Licensor;

(d)	By Licensor upon written notice to Licensee if production samples submitted by Licensee fail to meet the Quality Standards for three (3) consecutive months;

(e)	By Licensor upon written notice to Licensee if Licensee discontinues manufacture, distribution, product development or sale of the Licensed Products for any three (3) consecutive months during the term of this Agreement;

(f)	By Licensor upon thirty (30) days’ written notice to Licensee if Licensee fails to submit Quarterly Advertising Expenditure Reports as and when due under Section 5.7 for two (2) or more consecutive quarters;

(g)	By Licensor upon written notice to Licensee if Licensee fails to expend the full amount of Advertising Expenditures required in each Contract Year as required under Section 5.7;

(h)	By Licensor upon written notice to Licensee if Licensee exhibits a pattern of failing to make “timely delivery” of sufficient quantities of the Licensed Products to its Approved Retailers and Approved Wholesalers. For purposes of this provision, “timely delivery” means 90% of deliveries (by volume) are made within customer delivery windows, excluding cancellations prior to the expiration of the delivery window;

(i)	By Licensor upon written notice to Licensee should Licensee become an Affiliate of any competitor of Licensor or Licensor’s Representative without Licensor’s prior written approval. For purposes of this provision, the term “competitor” shall include, for example, Levi Strauss & Co. and its related companies.

(j)	By Licensor upon written notice to Licensee if Licensee does not achieve the Minimum Net Sales for any Contract Year. If, however, Licensee shall develop and submit to Licensor, simultaneously with the submission of the Annual Marketing Plan for a Contract Year, (a) an explanation of why the Minimum Net Sales were not attained for the prior Contract Year and (b) a plan of action as to how the Minimum Net Sales for the current Contract Year will be achieved, which explanation and plan are accepted by Licensor in its sole discretion, the default shall be waived;

(k)	By Licensor upon thirty (30) days’ written notice to Licensee if Licensee fails to submit an Annual Marketing Plan as and when due under Section 6.1 hereof;

(1)	By Licensor upon thirty (30) days’ written notice to Licensee if Licensee fails to submit Quarterly Performance Reports as and when due under Section 6.2 hereof for two (2) or more consecutive quarters;

(m)	By Licensor upon thirty (30) days’ written notice to Licensee if Licensee fails to submit Monthly Performance Reports as and when due under Section 6.5 hereof for two (2) or more consecutive quarters;

(n)	By Licensor if Licensor or any of its Affiliates has a right to terminate any other agreement between Licensor or its Affiliates and Licensee; or

(o)	By Licensor should there occur any change of corporate control or ownership of a majority interest in Licensor or Licensor’s Representative, by way of merger, sale or consolidation.

In addition to Licensor’s other rights and remedies hereunder, at law or in equity, upon termination of this Agreement by Licensor pursuant to Section 5.6 hereof or subsections (a) through (m) above, Licensee shall pay to Licensor, within thirty (30) days of such termination of this Agreement, the lesser of the aggregate Minimum Royalty that would have been payable with respect to the remaining term of this Agreement had such termination not occurred or the aggregate Minimum Royalty that would have been payable with respect to the next twelve (12) months under this Agreement had such termination not occurred. The Minimum Royalty for any Contract Year shall be prorated for any portion of a Contract Year.

11.2	At any time within six (6) months before the date of expiration of this Agreement, Licensor may appoint a new licensee or distributor for the Licensed Products in the Distribution and Sales Licensed Territory. Licensor directly or its newly appointed licensee or distributor may sell Licensed Products in the Distribution and Sales Licensed Territory at any time within six (6) months of the date of expiration for shipment subsequent to the date of expiration.

11.3	Failure of either Party to exercise any right or option to terminate this Agreement shall not constitute a waiver of such right or any other right.

ARTICLE 12 — Products on Hand at Termination, Cancellation or Expiration; Payments

12.1

Termination, cancellation, or expiration of this Agreement for any reason shall not relieve Licensee of its obligation to pay to Licensor the Percentage Royalty specified in Section 5.1 hereof and the Minimum Royalty specified in Section 5.2 hereof with respect to Licensed Products manufactured and/or sold by Licensee prior to such termination, cancellation or expiration. Licensee further agrees to pay Licensor, at the same royalty rate in effect at the date of termination, cancellation or expiration, for all Licensed Products sold by Licensee after termination, cancellation or expiration of this Agreement that Licensee has on hand or that are in process of manufacture at the effective date of termination, cancellation or expiration of this Agreement. For Licensed Products sold after the termination, cancellation or expiration of this Agreement, Percentage Royalty shall be payable not later than the twenty-fifth (25th) day after the end of the month in which the Licensed Products were sold.

12.2	Within twenty (20) days after termination, cancellation or expiration of this Agreement, Licensee shall provide Licensor with a complete inventory of all remaining Licensed Products and all Licensed Products on order from Third Party Manufacturers, as well as the anticipated delivery date(s) thereof. Licensor shall have the right, but not the obligation, to purchase all or any portion of Licensee’s remaining inventory of Licensed Products at a price equal to seventy percent (70%) of Licensee’s wholesale list price, in which case no Percentage Royalty thereon shall be payable. Such right shall be exercisable by giving written notice to Licensee within ten (10) business days after Licensor receives Licensee’s inventory listing. Such purchase shall be completed and the purchase price for the inventory Licensor elects to purchase shall be paid within ten (10) business days after Licensor exercises its purchase option.

12.3

To the extent that Licensor does not opt to purchase Licensee’s remaining inventory upon termination, cancellation or expiration of this Agreement, and if and only if (a) Licensee has paid all Percentage Royalty and Minimum Royalty and submitted all plans and reports in accordance with Articles 5, 6 and 7 hereof, (b) during the then-current

Contract Year, an audit in accordance with the terms of Section 6.4 has been completed by or on behalf of Licensor to its satisfaction, and (c) Licensee is not in breach of any of the provisions referenced in Subsections 11.1(a) — 11.1(m), then Licensee shall have six (6) months from the date of termination, cancellation or expiration of this Agreement in which to sell unsold Licensed Products through Approved Retailers, Approved Wholesalers, or Approved Closeout Retailers only. All products remaining unsold at the end of such period shall be destroyed or given to a charity approved by Licensor. As to any Licensed Products on order on the date of termination, cancellation or expiration, Licensee shall have six (6) months from the last date on which such Licensed Products are received in which to sell such goods through Approved Retailers, Approved Wholesalers, or Approved Closeout Retailers only and all products remaining unsold at the end of such period shall be destroyed or given to a charity approved by Licensor.

ARTICLE 13 — Records after Termination, Cancellation or Expiration

Upon termination, cancellation or expiration of this Agreement, Licensee agrees to permit Licensor, its agents, attorneys and accountants to inspect, upon reasonable notice, the records and books of account of Licensee referred to in Section 6.4 hereof, and to investigate generally all business transactions carried on by Licensee under and pursuant to this Agreement from time to time for a period of twelve (12) months following the last sale of Licensed Products, and Licensee agrees not to destroy any of such records prior to the expiration of said twelve (12) months.

ARTICLE 14 — Relinquishment of Licensed Matter

14.1

At the expiration, cancellation or termination of this Agreement for any reason, Licensee shall not have acquired and will not claim any right to use any of the Licensed Trademarks, any other trademark of Licensor, any trademark confusingly similar to any of the Licensed Trademarks or any trademark of Licensor, or any trade name containing a term consisting of any part of any of the Licensed Trademarks or any trademark of Licensor; and Licensee agrees that it will not thereafter use or adopt any such trademark, trade name, or any related trade dress or any trademark, trade name, or trade dress confusingly similar thereto. Licensee further agrees that, after termination, cancellation or expiration of this Agreement, except as provided in

Article 12 hereof, relating to products on hand at termination, it will refrain from using any trade dress or distinctive features of the Licensed Products’ labeling or design theretofore employed by Licensee in carrying out the provisions of this Agreement.

14.2	Licensee shall not at any time after the date of expiration or termination of this Agreement:

(a)	use or adopt any trademark, trade name or trade dress colorably or deceptively similar to any of the Licensed Trademarks, or confusingly similar to any other trademark, trade name or trade dress of Licensor;

(b)	use or adopt any other distinctive labeling or design features of the Licensed Products theretofore employed by Licensee in connection with this Agreement; or

(c)	use or adopt any domain name incorporating all or any part of any of the Licensed Trademarks or any term colorably or deceptively similar to any of the Licensed Trademarks.

14.3	Further, upon expiration, cancellation or termination of this Agreement for any reason whatsoever, Licensee shall return to Licensor any and all materials furnished to Licensee by Licensor (including, but not limited to, promotional and product development materials), as such material remains the property of Licensor.

14.4	Upon expiration, cancellation, or termination of this Agreement for any reason, Licensee at its own expense shall deliver promptly to Licensor all unused labels, Advertising and other materials on which any of the Licensed Trademarks appear that are in Licensee’s possession or control.

ARTICLE 15 — Fair Practices

Licensor and Licensee each covenants and agrees that both during the term of this Agreement and thereafter it will not encourage, induce or assist any third party in doing any act or thing which, were it done by Licensor or Licensee, as applicable, would be contrary to the provisions of this Agreement.

ARTICLE 16 — No Joint Venture; Indemnification; Maintenance of Insurance

16.1	This Agreement shall not in any way be deemed or construed to establish any relationship between the Parties by way of agency, distributorship, partnership or joint venture. Neither Party will, nor will either Party have the authority, directly or indirectly, to contract or purport to contract any bills or other obligations of any kind in the name of, or chargeable against the other Party, its agents or employees, or to involve the other Party in any way, either directly or indirectly, in any expense or liability. Except for claims for which Licensor is obligated to indemnify Licensee under Section 4.4 hereof, Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates and each of their respective agents, shareholders, officers, directors, and employees (collectively, the “Indemnified Parties”) from any and all claims, liabilities and expenses which may be imposed or sought to be imposed upon it or them by virtue of any representation, act or agency, made by or on the part of Licensee or any of Licensee’s agents or employees including, without limitation, any of the foregoing arising out of any defect (whether obvious or hidden and whether or not present in any sample approved by Licensor) in a Licensed Product, or any packaging or promotional materials or arising from personal injury or from any failure on the part of Licensee or its agents or Affiliates to comply with applicable laws, regulations and standards. Any and all such claims made or suits brought by anyone in connection with the products manufactured by Licensee under this Agreement shall be the sole responsibility of Licensee, and Licensor shall be held harmless by Licensee in all respects from any and all loss, damage, expense, claim or liability of any kind by reason thereof, including reasonable attorney’s fees. In the event that a judgment, levy, attachment or other seizure is entered against Licensor arising from any claim as to which indemnification is provided hereunder, Licensee shall promptly post the necessary bond to prevent execution against any property of Licensor. The provisions of this Section 16.1 shall survive termination, cancellation or expiration of this Agreement. Licensor will endeavor to give Licensee prompt written notice of any claim or suit which may give rise to a claim for indemnification hereunder.

16.2

Licensee shall procure and maintain in full force and effect, at its sole cost and expense, at all times during which Licensed Products are being sold and for three (3) years thereafter, a product liability insurance policy (on an occurrence rather than a claims-made basis) with respect to the Licensed Products with a limit of liability of not less than $5,000,000. Such insurance policy shall include Licensor as an additional insured thereunder and shall provide for at least thirty (30) days’ prior written notice to Licensor of the cancellation or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of products liability insurance which covers products other than the Licensed Products. Licensee will deliver a certificate of such insurance to Licensor promptly upon issuance of said insurance policy and shall, from time to time upon reasonable request by Licensor, promptly furnish to Licensor evidence of the maintenance of said insurance policy. Nothing contained in this Section 16.2 shall be deemed to limit in any way the indemnification provisions of Section 16.1.

ARTICLE 17 — Binding Nature; Assignment

This Agreement is binding upon and for the benefit of Licensee and Licensor, their respective legal successors, and permitted assigns. The rights and license given to Licensee by this Agreement are strictly personal. Neither this Agreement nor any interest in it may be transferred, pledged, mortgaged or hypothecated by Licensee (including by assignment, sublicense, operation of law or otherwise) without the prior written consent of Licensor. Any attempted assignment, sublicense, transfer, encumbrance or other disposal without such consent shall be void and shall constitute a material default of this Agreement. Nothing herein shall be deemed to prevent or restrict Licensor’s ability to sell, transfer or assign any of the Licensed Trademarks or this Agreement to any party, subject only to Licensee’s rights to continue use thereof as provided herein, subject to the terms and conditions of this Agreement in all respects.

ARTICLE 18 — Notices

All notices given or required to be given hereunder shall be deemed to be given and received (a) as of the date sent if sent by overnight courier or facsimile, with the facsimile notice promptly confirmed by United States registered mail, postage paid, return receipt requested, or (b) three (3) business days after being sent by United States certified mail, postage paid, return receipt requested and addressed as follows or to such other address as shall have been provided pursuant to notice under this Article.

LICENSOR:
Assistant General
Counsel Wrangler
Apparel Corp.
3411 Silverside Road
Wilmington, Delaware
19810
Telephone: 302.477.3930
Facsimile: 302.477.3932

with a copy to:

Director of Licensing
VF Jeanswear Limited Partnership
400 North Elm Street
Greensboro, NC
27401
Telephone: 336.332.4636
Facsimile: 336.332.4650]

LICENSEE:	Charlie Stewart
President
Chambers Belt Company
3230 E. Broadway Road,
A200 Phoenix, AZ 85040
Telephone: 800-276-0019
Facsimile: 602-276-0210
E-mail: cstewart@chambersbelt.com

ARTICLE 19 — Compliance With and Operation of Law

19.1	Licensee shall comply in all material respects with all applicable laws, rules and regulations. Licensee shall use its best efforts to determine that each manufacturer of Licensed Products complies in all material respects with all applicable laws, rules and regulations, including applicable wage, hour, child labor and other employment laws and shall deal only with manufacturers who so comply and shall, from time to time as requested by Licensor, certify that to the best of Licensee’s knowledge, after reasonable inquiry, such is the case.

19.2	Nothing in this Agreement shall require, encourage or oblige a Party to perform any act or make any payment which is illegal or in contravention of any applicable statute, law or regulation.

19.3	If any provision of this Agreement is in violation of the present or future law of any relevant jurisdiction in such a way that it is void or voidable, the validity of the remaining provisions shall not be affected thereby unless such invalidity is of an essential and material part of this Agreement, in which event either Party shall have the right to terminate this Agreement.

ARTICLE 20 — Consent to Jurisdiction; Waiver of Jury Trial

20.1	Subject to Article 21 hereof, Licensee hereby irrevocably submits to the jurisdiction of any Delaware state court sitting in Wilmington, Delaware or the United States District Court for the District of Delaware over any action or proceeding arising out of or relating to this Agreement. Service of process in any such action or proceeding arising out of or relating to this Agreement may be made to Licensee by mailing or delivering a copy of such process to Licensee at Licensee’s address as specified in Article 18 hereof. Nothing in this Article 20 shall affect the right of Licensor to serve legal process in any other manner permitted by law or affect the right of Licensor to bring any action or proceeding against Licensee or its property in the courts of any other jurisdictions.

20.2	Licensee hereby irrevocably agrees that any action or proceeding arising out of or relating to this Agreement may be brought against Licensor solely in Delaware state court sitting in Wilmington, Delaware or the United States District Court for the District of Delaware,

20.3	Licensee and Licensor hereby waive all rights to trial by jury in any action, suit, proceeding or counterclaim arising out of or relating to this Agreement or any other agreement, instrument or other document executed in connection herewith.

20.4	Licensee may not commence any action or proceeding against Licensor without giving Licensor thirty (30) days’ prior written notice of its intention to commence an action or proceeding and the basis therefor.

20.5	The provisions of this Article 20 shall survive the expiration, cancellation or termination of this Agreement.

ARTICLE 21 — Arbitration

Licensor may require by written notice at any time, including, without limitation,

during the notice period referenced in Section 20.4 hereof, that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, except any claim or controversy relating to the performance of a third party manufacturer, may be finally settled by arbitration before three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). If Licensor does so require, then each Party shall appoint one (1) arbitrator and a third shall be appointed by agreement of the named arbitrators. If any Party fails to appoint an arbitrator within thirty (30) days after demand for arbitration is filed with the AAA, or if the named arbitrators are unable to agree on the appointment of a third arbitrator within sixty (60) days after the first two arbitrators have been appointed, the AAA shall select such unnamed or unappointed arbitrators in accordance with its standard procedures. Arbitration shall be conducted in the English language at Wilmington, Delaware. The award of the arbitrators shall be final and enforceable, and judgment upon any award rendered thereby may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Anything herein to the contrary notwithstanding, the arbitration provided for herein shall in no way limit, affect, hinder or become a precondition to or a qualification upon the rights of either Party to obtain immediate equitable relief to which it may be entitled. The provisions of this Article 21 shall survive the expiration, cancellation, or termination of this Agreement.

ARTICLE 22 — Licensor’s Representative

Licensor has appointed Licensor’s Representative to perform Licensor’s rights and obligations under Section 2.4, 14.3 and 14.4 and Articles 7, 8, 9, 10, and 13 of this Agreement, and Licensee shall cooperate with Licensor’s Representative under this Agreement with respect to such Section and Articles and otherwise as Licensor may direct from time to time.

ARTICLE 23 — Entire Agreement

This Agreement constitutes the entire Agreement between the Parties relating to the subject matter hereof and supersedes any prior agreement or understanding. There are no terms, obligations, covenants, representations, statements or conditions other than those contained herein. No variation or modification of this Agreement nor waiver of any of the terms and provisions hereof shall be deemed valid unless in writing and signed by both Parties.

ARTICLE 24 — Term

This Agreement shall become effective as of January 1, 2007 and shall expire on December 31, 2009, unless sooner terminated as herein provided.

ARTICLE 25 — Governing Law

This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, United States of America, without regard to its provisions governing conflicts of law.

ARTICLE 26 — Confidentiality

Each Party agrees that the terms of this Agreement will be kept confidential by it and its representatives (which term shall include its directors, members, officers, employees, agents, banks, advisors, and in the case of Licensee, factors). Each Party shall be responsible for any breach of this agreement of confidentiality by it or its representatives, and the other Party shall be entitled to directly enforce such agreement. The foregoing to the contrary notwithstanding, disclosure of this Agreement may be made in a public announcement or filing with the Securities and Exchange Commission or a national securities exchange if and to the extent, in the written opinion of either Party’s counsel, such disclosure is required.

ARTICLE 27 — Equitable Relief

Licensee acknowledges that Licensor will have no adequate remedy at law if Licensee continues to manufacture, sell, advertise, promote or distribute the Licensed Products upon the expiration, cancellation or termination of this Agreement. Licensee acknowledges and agrees that, in addition to any and all other remedies available to Licensor, Licensor shall have the right to have any such activity by Licensee restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of posting any bond.

ARTICLE 28 — Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same Agreement.

ARTICLE 29 — Competition by Licensor

Subject to Section 11.2 hereof, for so long as Licensee is not in default under this Agreement, Licensor agrees not to sell or distribute Licensed Products bearing any of the Licensed Trademarks within the Distribution and Sales Licensed Territory, unless such Licensed Products have been acquired from Licensee in accordance with the terms of this Agreement and except that sales, advertising and distribution on-line and/or through the Internet or other computer network are hereby reserved to Licensor.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

LICENSOR

[Countersigned for internal control purposes only]	WRANGLER APPAREL CORP.

	By:	/s/ Helen L. Winslow
/s/ Candace S. Cummings	Name:	Helen L. Winslow
Candace S. Cummings	Title:	Vice President

	Date:	January 9, 2008

LICENSEE

CHAMBERS BELT COMPANY

	By:	/s/ Cathy Taylor
	Name:	Cathy Taylor
	Title:	CEO Phoenix
	Date:	2/28/2008

SCHEDULE 1.14

DESCRIPTION OF LICENSED PRODUCTS

Leather, canvas webbing, and leather blend men’s and boys’ non-western belts and small personal leather and nonleather accessories, namely, wallets, key fobs, key chains, and Dopp kits.

SCHEDULE 1.34—TRADEMARKS

If Licensee is authorized to advertise, distribute and sell Licensed Products in the country indicated, then there is an “X” in the “Sales” column. If there is no “X” in the “Sales” column, then Licensee is not authorized to advertise, distribute, or sell Licensed Products in the country indicated.

If Licensee is authorized to manufacture Licensed Products in the country indicated, then there is an “X” in the “Mfg.” column. If there is no “X” in the “Mfg.” column, then Licensee is not authorized to manufacture Licensed Products in the country indicated.

Country	Trademark	Sales	Mfg.	Status	Class	Goods	Registration/ Application No.	Registration/ Application Date
Canada	WRANGLER HERO	X		®	25	Clothing, namely, belts	TMA513267	7/27/1999

Canada	WRANGLER HERO	X		TM	18	backpacks, messenger bags, carrying bags namely athletic bags, tote bags, school bags and overnight bags, travelling bags, luggage, and wallets.	1319294	10/10/2006

Canada	WRANGLER HERO	X		TM	18	Leather belts	1354228	7/03/2007

US	WRANGLER HERO	X	X	®	25	belts and suspenders	2179222	8/4/1998

US	WRANGLER HERO	X	X	TM	18	Leather belts	77228930	7/13/2007

US	WRANGLER HERO	X	X	TM	18	small personal leather and non-leather accessories, namely, wallets, key fobs, key chains, and Dopp kits.	77238050	7/25/2006

US	TIMBER CREEK BY WRANGLER	X		®	25	belts, suspenders and socks	2229189	3/02/1999

US	TIMBER CREEK BY WRANGLER	X		TM	18	Leather belts	77232223	7/06/2007

US	TIMBER CREEK BY WRANGLER	X		TM	18	small personal leather and non-leather accessories, namely, wallets, key fobs, key chains, and Dopp kits.	77237477	7/24/2007

Country	Trademark	Sales	Mfg.	Status	Class	Goods	Registration/ Application No.	Registration/ Application Date
US	WRANGLER JEANS CO	X	X	TM	18, 25

CI.18: backpacks, waist packs, duffel bags, tote bags, coin purses, handbags, shoulder bags, cosmetic bags sold empty, toiletry cases sold empty, travel cases sold empty, wallets, luggage, umbrellas; carrying bags made of leather or imitation leather, and purses made of leather or imitation leather

CI. 25: bandannas, belts, bib overalls, blazers, blouses, boots, caps, casual dresses, casual pants, coats, coveralls, dungarees, gloves, hats, hooded jackets, hooded shirts, hosiery, jackets, jeans, jumpers, knit/woven shirts, leg warmers, leotards, overalls, ponchos, pullovers, shirts, shoes, shorts, skirts, slacks, socks, suspenders, sweat shirts, sweaters, sweatpants, sweat shorts, trousers, t-shirts, vests, work pants, work shirts; denim clothing namely denim shorts, denim pants, denim skirts, denim shirts, derim vests, denim jackets, denim coats, denim overalls, denim coveralls, denim hats, denim caps, denim belts.

							78343197	12/19/2003

US	WRANGLER JEANS CO	X	X	TM	18	Leather belts	77232231	7/6/2007

US	WRANGLER JEANS CO	X	X	TM	18	backpacks, waist packs, duffel bags, tote bags, coin purses, handbags, shoulder bags, cosmetic bags sold empty, toiletry cases sold empty, travel cases sold empty, wallets, luggage, umbrellas; carrying bags made of leather or imitation leather, and purses made of leather or imitation leather	78343197	12/19/2003

US		X	X	TM	18, 25	CI.18: backpacks, carrying bags, traveling bags, and wallets CI.25: jackets, pull-over tops, shirts, t-shirts, vests, casual pants, shorts, parkas, jeans, boots, shoes, sneakers, socks belts, hooded jackets, wind-resistant jackets	77026933	10/23/2006

China	WRANGLER HERO		X	TM	25	clothing	6052164	5/16/2007

Country	Trademark	Sales	Mfg.	Status	Class	Goods	Registration/ Application No.	Registration/ Application Date
China	WRANGLER HERO		X	TM	18	backpacks being made of denim or nylon or leather or imitation leather; messenger bags made of denim or nylon or leather or imitation leather; shoulder bags being made of denim or nylon or leather or imitation leather; handbags being made of denim or nylon or leather or imitation leather; carrying bags being made of denim or nylon or leather or imitation leather; purses being made of denim or nylon or leather or imitation leather; wallets being made of denim or nylon or leather or imitation leather; coin purses being made of denim or nylon or leather or imitation leather; key holders being made of denim or nylon or leather or imitation leather; cardholders being made of denim or nylon or leather or imitation leather; small cases being made of denim or nylon or leather or imitation leather; cosmetic bags being made of denim or nylon or leather or imitation leather; toiletry cases (sold empty) being made of denim or nylon or leather or imitation leather; traveling bags being made of denim or nylon or leather or imitation leather; travel cases being made of denim or nylon or leather or imitation leather; trunks being made of denim or nylon or leather or imitation leather; luggage; belts made of leather or imitation leather; suspenders made of leather or imitation leather; semi-worked or un-worked leather; straps; animal skins; umbrellas; walking sticks; clothing for pets; gut for making sausages.	5678775	10/24/2006

China	TIMBER CREEK BY WRANGLER		X	®	25	clothing (includes belts, hosiery and socks); headgear.	1268277	4/28/1999

China	TIMBER CREEK BY WRANGLER		X	TM	18	Leather, canvas webbing, and leather blend men’s and boys’ belts and small personal leather and non-leather accessories, namely, wallets, key fobs, key chains, and Dopp kits.	6209377	8/8/2007

China	WRANGLER JEANS CO		X	TM	25	jeans, pants, shorts, skirts, tops, blouses, shirts, vests, jackets, coats, overalls, coveralls, scarves, gloves, bandanas, belts, suspenders, ties, and clothing; socks, shoes, boots, and footwear; earmuffs, hats, caps, and headgear.	4905384	9/20/2005

China	WRANGLER JEANS CO		X	™	18	Leather, canvas webbing, and leather blend men’s and boys’ belts and small personal leather and non-leather accessories, namely, wallets, key fobs, key chains, and Dopp kits.	6209376	8/8/2007

Country	Trademark	Sales	Mfg.	Status	Class	Goods	Registration/ Application No.	Registration/ Application Date
China	WRANGLER OUTDOOR		X	TM	18	Leather, canvas webbing, and leather blend men’s and boys’ belts and small personal leather and non-leather accessories, namely, wallets, key fobs, key chains, and Dopp kits.	6209375	8/8/2007

China	WRANGLER OUTDOOR		X	TM	25	jeans, pants, shorts, skirts, tops, blouses, shirts, vests, jackets, coats, overalls, coveralls, scarves, gloves, bandanas, belts, suspenders, ties and clothing; socks, shoes, boots and footwear; earmuffs, hats, caps, and headgear	6208088	8/8/2007

Mexico	WRANGLER HERO		X	®	25	All articles of clothing	524968	3/28/2006

Mexico	WRANGLER HERO		X	TM	18	Leather and imitations of leather, and goods made of these materials and not included in other classes; animal skins, hides; trunks and traveling bags; umbrellas, parasols and walking sticks; whips, harness and saddlery.	869313	7/19/2007

Mexico	TIMBER CREEK BY WRANGLER		X	®	18	leather and imitations of leather, and goods made of these materials and not included in other classes	525392	92/8/2005

Mexico	TIMBER CREEK BY WRANGLER		X	®	25	All articles of clothing and headgear	591529	10/28/1998

Mexico	WRANGLER JEANS CO		X	TM	25	Clothing, footwear, headgear.	869312	7/19/2007

Mexico	WRANGLER JEANS CO		X	TM	18	Leather and imitations of leather, and goods made of these materials and not included in other classes; animal skins, hides; trunks and traveling bags; umbrellas, parasols and walking sticks; whips, harness and saddlery.	869311	7/19/2007

Mexico	WRANGLER OUTDOOR		X	TM	18	Leather, canvas webbing, and leather blend men’s and boys’ non-western belts and small personal leather and non-leather accessories, namely, wallets, key fobs, key chains, and Dopp kits.	894628	11/8/2007

Mexico	WRANGLER OUTDOOR		X	TM	25	clothing, footwear and headgear, and accessories, namely, belts.	894629	11/8/2007

The Trademarks are to be used by Licensee only as shown below for Distribution and Sales in the United States of America only:

The Trademarks are to be used by Licensee only as shown below for Distribution and Sales in Canada only:

* “Goods Covered by Registration” only includes the goods covered by the referenced trademark registration in the relevant class; it does not specify the goods that Licensee is authorized to distribute, sell or manufacture under the Agreement. Schedule 1.14 hereof specifies the goods that Licensee is permitted to distribute, sell or manufacture.

Schedule 5.7

WRANGLER APPAREL CORP.

QUARTERLY ADVERTISING EXPENDITURES REPORT

QUARTER	LICENSEE:	CHAMBERS BELT COMPANY

EXPENSES			AMOUNT BUDGETED

	THIS QUARTER	YEAR-TO-DATE	THIS QUARTER	YEAR-TO-DATE

MEDIA/ADVERTISING

TELEVISION

RADIO

CINEMA

PRESS

POINT OF SALE

IN-STORE-DISPLAY

IN-STORE-PROMOTIONAL

GIVE-AWAYS

OTHER PROMOTIONAL

TOTALS

Schedule 5.7 Continued

CUMULATIVE ANNUAL ADVERTISING COMMITMENT

1.	TOTAL NET SALES YEAR TO DATE (FROM SCHEDULE ABOVE)

2.	ADVERTISING PERCENTAGE (FROM CONTRACT)

3.	ADVERTISING COMMITMENT YEAR TO DATE (LINE 1 X LINE 2)

4.	EXPENDITURE YEAR TO DATE (FROM SCHEDULE ABOVE)

ATTACH ONE COPY OF EACH ADVERTISEMENT PRINTED OR AIRED DURING THE QUARTER WITH THE DATES PRINTED OR AIRED AND THE NAME OF THE PUBLICATION IN WHICH THE ADVERTISEMENT WAS PRINTED OR THE NAME OF THE RADIO OR TV STATION THAT AIRED THE ADVERTISEMENT.

Schedule 6.3

WRANGLER APPAREL CORP.

QUARTERLY PERFORMANCE REPORT

Licensee: Chambers Belt Company

REPORT FOR THE	QUARTER ENDING

CURRENT QUARTER

Month	Sales – Firsts	Sales – Seconds

(Closeouts)

1. Total Sales Current Quarter

2. Less Sales Deductions

3. Net Sales

4. Royalty Rate

5. Royalty Payable

YEAR TO DATE NET SALES SUMMARY

6. Sales – Prior Quarter(s) (Line 8 from prior reports)

7. Current Quarter (line 3)

8. Total Sales – through current Qtr. (Line 6 + Line 7)

ANNUAL CONTRACT RECONCILIATION

9. Minimum Royalty Due for Contract Year

10. Royalties Paid to Date for Contract Year

11. Add’l Royalty Due end of Contract Year (If Line 9> Line 10)

Date Prepared:	Prepared By:

Schedule 6.3 continued

WRANGLER APPAREL CORP.

QUARTERLY PERFORMANCE REPORT

The factories currently being used by Licensee to manufacture Licensed Products are:

Attach two (2) invoices or bills of lading for each of the Licensed Trademarks used by Licensee, demonstrating current use thereof, along with five (5) hangtags or labels showing such use.

Attach a copy of Licensee’s audited financial statements for the previous year (to the appropriate Quarterly Performance Report).

Schedule 6.3 Continued

WRANGLER APPAREL CORP.

LICENSEE: CHAMBERS BELT COMPANY

QUARTERLY PERFORMANCE REPORT

SALES

PERIOD:	QUARTER	COUNTRY:	DATE:

PRODUCT CATEGORY	THIS QUARTER						YEAR TO DATE						ANNUAL TARGET
	THIS YEAR		LAST YEAR		% INCLUDED		THIS YEAR		LAST YEAR		% INCLUDED
	PCS	VALUE	PCS	VALUE	PCS	VALUE	PCS	VALUE	PCS	VALUE	PCS	VALUE	PCS	% YTD

GRAND TOTAL

SCHEDULE 6.5

MONTHLY SALES REPORT

WRANGLER APPAREL CORP.

CHAMBERS BELT COMPANY

Month of , 20	Preparation Date

PRODUCT GROUP	NET UNITS	NET SALES	PRICE/UNIT

TOTALS:

(1)	Total sales for month:

(2)	Royalty at percent

Royalties accrued Quarter-to-date:

SCHEDULE 7.1.a

LIST OF MANUFACTURERS

Licensee is authorized to use a manufacturer if it appears on the following list and if such manufacturer has been approved by VF Corporation or a third-party factory compliance monitoring organization listed in Section 8.2 hereof. Licensee is not authorized to use any manufacturers not on the following list. Licensee is also not authorized to use any manufacturers that have not been approved either by VF Corporation or by a third-party factory compliance monitoring organization listed in Section 8.2 hereof, regardless whether the manufacturer appears on the following list.

AAA (Pacific Sunrise)	Chambers California (Prestige)
Bruce Wang	Attention: Franklin Dominguez
brace@pacsun.com.tw	fdominguez@chambersbelt.com
julia@pacsun.com.tw	5445 Jillson Street
The 3rd Stage	Commerce, CA 90040
Industrial Area, South City	Phone: 1-323-726-2109
Tongan, Xiamen, China	Fax: 1-323-890-3645
Postcode: 361100
Phone: 011-886-422-515208	Fu Village (Well Hope)
Fax: 011-86-592-7315656	Attention: Jeddy
jeddy@fuvillage. com
Belt Master (Wan I Leather (Xiamen) Co.	No 5, Fengshan Rd.,
Ltd	Daling Village, Shilou Town
Maple Chiu	Panyu District, Guangzhou City,
maplechiubm1@gmail. com	Guangdong, China 511447
maggie@beltmaster.com.cn	Phone: 86-20-84843970
Xi Yang Chun, Wu Xian Zhen,	Fax: 86-20-84843319
Tong an Xiamen, China 361100
Phone: 011-86-592-7307777	Wing Sing
Fax: 011-86-592-7307666	Attention: Ricky
rickylui@wingltd.com
Chambers De Mexico	Heli Industry Garden, Xiacao Village, Wang
Attention: Ron Davis	niu dun Town,
rdavis@chambersbelt. com	Dongguan City, Guangdong Province, China
#28 Calle Zaragoza	523200
Pitiquito, Sonora, Mexico	Phone: 86-769-88562296
Phone: 011-52-637-37-10063	Fax: 86-769-8856-2296
Fax: 011-52-637-37-10155

SCHEDULE 7.1.b

LETTER TO THIRD PARTY MANUFACTURER

Gentlemen:

You have been engaged as a third party manufacturer of Chambers Belt Company (the “Company”) in connection with its agreement with Wrangler Apparel Corp. (the “Trademark Owner”), to manufacture to the order of the Company certain products listed on Exhibit A attached hereto (the “Manufacturing Agreement”) which will display or incorporate various properties, such as, but not limited to, trademarks, trade dress, patterns, methods of manufacture, designs and copyrights owned by or to be used solely for the benefit of the Trademark Owner (the “Properties”). In order to permit the Company to comply with its obligations to, and expressly for the benefit of, the Trademark Owner, certain representations and agreements must be made and undertaken by you.

You acknowledge that the said Properties have great value and/or goodwill associated therewith and all are the valid and exclusive property of the Trademark Owner. You agree that you will not attack the legal or beneficial title of the Trademark Owner to the Properties nor acquire or seek to acquire or claim any right, title or interest in or to the Properties. You agree that you will not harm, misuse or bring into disrepute the Properties or the name or goodwill of the Trademark Owner, and that you will not use the Properties or the Trademark Owner’s name or any name similar thereto in any manner other than as expressly contemplated by the Manufacturing Agreement between you and the Company.

You agree that all related designs, labels or materials created by you for the Company shall become the property of the Trademark Owner, and you shall without charge promptly execute any necessary formal assignment or document relating thereto.

You shall not use or permit the use of the Properties on any product manufactured or sold by you, other than on those products to be sold to the Company. In no event shall you sell any products or materials displaying or incorporating the Properties to anyone but the Company. Immediately upon completion of your engagement as a third party manufacturer, all branded materials used on such products and any unused or defective products or materials shall be returned to the Company. You shall comply with all requirements of the Company and the Trademark Owner concerning the disposal of any branded materials remaining in your possession at the termination of the relationship between us.

Any information you receive concerning but not limited to the construction or manufacture of products displaying or incorporating the Properties should be treated as confidential and should not be disclosed to any third party unrelated to the Trademark Owner or the Company.

You will comply in all material respects with all applicable laws, rules and regulations including, without limitation, wage, hour, child labor and other employment laws and regulations. You hereby certify that you do not use prison or forced labor in your operations. In addition to the foregoing, you shall and comply with, the Terms of Engagement in the form attached hereto as Exhibit B and you shall execute and deliver to the Company the Certification of Terms of

Engagement attached hereto as Exhibit C. These Terms of Engagement, together with the Global Compliance Principles attached thereto as Exhibit B-l and the VF Corporation Code of Business Conduct Policy attached hereto as Exhibit B-2, form the VF Compliance Program, with which you shall comply.

You also agree to permit representatives of the Company and/or the Trademark Owner to inspect and evaluate your manufacturing operations at any time from the date of your acceptance of this letter until thirty (30) days following its completion by you to ensure your compliance with the terms of this letter and the Terms of Engagement. In connection with the manufacture of products for your Company, you shall use only those facilities identified below unless otherwise agreed in writing by the Company.

You recognize and acknowledge that a breach by you of any of the foregoing will result not only in the immediate termination of your manufacturing contract with the Company, but also may cause Wrangler Apparel Corp. irreparable injury which cannot be readily remedied in damages. Accordingly, you agree for the benefit of both the Company and the Trademark Owner, that, in addition to all of the legal and equitable remedies, including a full accounting and payment of any improper gains made by you and attorneys’ fees, either or both the Company and the Trademark Owner shall have the right of injunction for any such breach.

Please indicate your agreement to the foregoing by signing and returning to the Company the two (2) copies of this letter and the two copies of the Terms of Engagement enclosed for your convenience.

Very truly yours,

CHAMBERS BELT COMPANY

By:
Name:
Title

AGREED TO AND ACCEPTED: (Third Party Manufacturer)

By:
Name:
Title:
Date:
Company Name:
Company Mailing Address:

Address, including telephone number and principal contact person for each manufacturing facility operated by Third Party Manufacturer (attached):

EXHIBIT A TO SCHEDULE 7.1.b

PRODUCTS TO BE MANUFACTURED

Quantity

Style

Description

Delivery Date

EXHIBIT B TO SCHEDULE 7.1.b

VF CORPORATION

Terms of Engagement

VF Corporation operates under a Code of Business Conduct, which sets forth the key principles under which the Company and its worldwide subsidiaries are required to operate. The Code of Conduct states that the conduct of business with employees, customers, consumers, suppliers and all others shall be on an honest, fair and equitable basis. It has been and will continue to be the Company’s policy to obey the laws of each country and to honor our obligations to society by being an economic, intellectual, and social asset to each community and nation in which the Company operates.

In the selection of its contractors, suppliers and agents, VF works hard to choose reputable business partners who are committed to ethical standards and business practices compatible with those of the Company. At the very minimum, VF expects its contractors, suppliers and agents, to comply with all legal requirements applicable to their operations and employment.

The purpose of these TERMS OF ENGAGEMENT is to make clear that, taking into account differences in cultures and legal requirements, we expect that wherever our products are manufactured they will be manufactured in a manner compatible with the high standards that have contributed to the outstanding reputation of our brands and our Company. Each of the Company’s contractors, suppliers and agents, agrees that, by accepting orders from the Company or any of its subsidiaries, it will abide by and implement these Terms of Engagement and require the same from each of its VF approved and authorized subcontractors. Each of the Company’s contractors, suppliers and agents acknowledges that its failure to honor this agreement will compel VF to reevaluate, and possibly terminate, its business relationship with such supplier.

Ethical Standards

VF will only do business with contractors, suppliers and agents who operate within a set of ethical standards compatible with VF’s Code of Business Conduct.

Legal Requirements

VF will only do business with contractors, suppliers and agents that comply with the applicable laws and regulations of the jurisdictions in which they operate.

Intellectual Property Rights

We will not do business with contractors, suppliers and agents who do not respect our intellectual property rights in our brands,

Product Labeling

All VF contractors, suppliers and agents must accurately label our products with their country of origin in compliance with the laws of the United States and those of the country of manufacture. For products shipped to countries other than the United States, the laws of the importing country will prevail.

Indemnification

Each VF Contractor will indemnify and hold VF harmless from and against all losses arising out of or resulting from such contractor’s failure to adhere to these Terms of Engagement.

VF Corporation Global Compliance Principles

All VF manufacturers will manufacture products in accordance with the VF Corporation Global Compliance Principles.

EXHIBIT B-l TO
VF CORPORATION TERMS OF ENGAGEMENT,
which is Exhibit B TO Schedule 7.1.b

VF Corporation

Global Compliance Principles

These Compliance Principles apply to all facilities that produce goods for VF Corporation, or any of its subsidiaries, divisions, or affiliates, including facilities owned and operated by VF and its contractors, agents and suppliers herein referred to as VF Authorized Facilities.”

While VF recognizes that there are different legal and cultural environments in which factories operate throughout the world, these Compliance Principles set forth the basic requirements all factories must meet in order to do business with VF.

VF strongly encourages contractors, agents, and suppliers to exceed these Compliance Principles and promote best practices and continuous improvement throughout all their factories. These Global Compliance Principles or their equivalent must be posted in all major workplaces, translated into the language(s) of the employees.

Principle 1 - Legal and Ethical Business Practices: VF Authorized Facilities must fully comply with all applicable laws of the countries in which they are located including all laws, regulations and rules relating to wages, hours, employment, labor, health and safety, the environment, immigration, and the apparel industry. Employers must be ethical in their business practices.

Principle 2 - Child Labor: No person shall be employed at an age younger than 15 (or 14 where consistent with International Labor Organization guidelines) or younger than the age for completing compulsory education in the country of manufacture where such age is higher than 15. All VF Authorized Facilities must observe all legal requirements for work of employees under 18 years of age, particularly those pertaining to hours of work and working conditions.

Principle 3 - Forced Labor: VF Authorized Facilities will not use involuntary or forced labor—indentured, bonded or otherwise.

Principle 4 - Wages and Benefits: VF recognizes that compensation packages vary by country. All VF Authorized Facilities must compensate their employees fairly by providing compensation packages comprising wages and benefits that, at the very least, comply with legally mandated minimum standards or the prevailing industry wage, whichever is higher, and shall provide legally mandated benefits. Employees must be fully compensated for overtime according to local law and each employee must be provided with a clear, written accounting for each pay period.

Principle 5 - Hours of Work: VF Authorized Facilities must ensure employees’ hours worked shall not, on a regularly scheduled basis, exceed the lesser of (a) the legal limitations on regular and overtime hours in the jurisdiction in which they manufacture or (b) 60 hours per week including overtime (except in extraordinary business circumstances). Employees must be informed at the time of hiring if mandatory overtime is a condition of employment. All employees will be entitled to at least one day off in every seven-day period.

Principle 6 - Freedom of Association and Collective Bargaining: VF Authorized Facilities shall obtain and comply with current information on local and national laws and regulations regarding Freedom of Association and Collective Bargaining. No employee shall be subject to harassment, intimidation or retaliation in their efforts to freely associate or bargain collectively.

Principle 7 - Health and Safety: VF Authorized Facilities must provide their employees with a clean, safe and healthy work environment, designed to prevent accidents and injury to health arising out of or occurring during the course of work. All VF Authorized Facilities are required to comply with all applicable, legally mandated standards for workplace health and safety in the countries and communities in which they operate.

Principle 8 - Nondiscrimination: While VF recognizes and respects cultural differences, employment (including hiring, remuneration, benefits, advancement, termination and retirement) should be based on ability and not on belief or any other personal characteristics. VF Authorized Facilities may not discriminate on the basis of race, age, color, national origin, gender, religion, sexual orientation, disability, political opinion, or social or ethnic origin.

Principle 9 - Harassment: VF Authorized Facilities must treat all employees with respect and dignity. VF Authorized Facilities may not subject employees to corporal punishment, physical, sexual, psychological or verbal harassment or abuse. In addition, VF Authorized Facilities may not use monetary fines as a disciplinary practice.

Principle 10 - Women’s Rights: VF Authorized Facilities must ensure that women workers will receive equal remuneration, including benefits, equal treatment, equal evaluation of the quality of their work, and equal opportunity to fill all positions open to male workers. Pregnancy tests will not be a condition of employment, nor will they be demanded of employees. Workers who take maternity leave (of a duration determined by local and national laws) will not face dismissal nor threat of dismissal, loss of seniority or deduction of wages, and will be able to return to their former employment at the same rate of pay and benefits. Workers will not be forced or pressured to use contraception. Workers will not be exposed to hazards, including glues and solvents, which may endanger their safety, including their reproductive health. Facilities shall provide appropriate services and accommodation to women workers in connection with pregnancy.

Principle 11 - Subcontracting: VF Authorized Facilities will not utilize subcontractors in the manufacturing of VF products or components without VF’s written approval and only after the subcontractor has agreed to comply with the Terms of Engagement, including these Global Compliance Principles.

Principle 12 - Monitoring and Compliance: VF Authorized Facilities will maintain on site all documentation necessary to demonstrate compliance with these Global Compliance Principles. VF and its subsidiaries will undertake affirmative measures, such as announced and unannounced on-site inspections of production facilities, to monitor compliance with these Global Compliance Principles. VF Authorized Facilities must allow VF representatives full access to production facilities, employee records and employees for confidential interviews in connection with monitoring visits. In addition, VF Authorized Facilities must respond promptly to reasonable inquiries by VF representatives concerning the subjects addressed in the audit.

Principle 13 - Informed Workplace: VF Authorized Facilities should inform employees about the workplace standards orally and through the posting of standards in a prominent place and undertake other efforts to educate employees about the standards on a regular basis.

Principle 14 - Worker Residence (Dormitory): Dormitories of VF Authorized Facilities must provide a clean, safe, and healthy residence environment. The dormitory design must provide adequate privacy, security, and freedom of movement for all occupants. Dormitory facilities must comply with all applicable, legally mandated standards, for public domiciles in the countries and communities in which they are located.

Principle 15 - Facility Security: It is VF Corporation policy that all suppliers establish facility security procedures to guard against the introduction of non-manifested cargo into outbound shipments. Such items would include drugs, biological agents, explosives, weapons, radioactive materials, illegal aliens, and other contraband.

Violations of these Global Compliance Principles will be appropriately remedied at the cost of the facility. VF reserves the right to take necessary measures to ensure future compliance with these Global Compliance Principles. Failure to comply with these Global Compliance Principles may ultimately result in termination of the relationship between VF and the Authorized Facility.

VF CORPORATION TERMS OF ENGAGEMENT,

which is Exhibit B TO Schedule 7.1.b

VF Corporation Code of Business Conduct Policy

Values Statement

VF is the global leader in creating powerful brands of apparel. The consumer is the focus of everything we do.

We are the best at bringing people comfort and quality in our brands. We know our consumers, where they are and where they’re headed. We are dedicated to our retail partners. We believe in treating our associates, our colleagues and all those we serve in the course of doing business with the highest levels of honesty, integrity, consideration and respect.

Our world-class people are the source of our success. As a company, we bring excellence in operations and the latest technology to the art of apparel. We bring to market the right products at the right time. Working together, we have a bright future because we create superior products and market them with exceptional skill.

All these things mean success—for our associates, our retailers, our shareholders, our communities, and the millions of people who feel good in our brands.

These are the things that make us great. These are the things that make us VF.

Purpose and Compliance

A cornerstone of our business philosophy is to achieve a leadership position in every facet of our business while maintaining the highest standards of excellence and integrity.

The conduct of business with associates, customers, consumers, suppliers, and all others shall be on an honest, fair and equitable basis. It has been and will continue to be the Company’s policy to obey all applicable laws and to honor our obligations to society by being an economic, intellectual, and social asset to each community and nation in which the Company operates.

The Board of Directors and Management of the Company have adopted the Code of Business Conduct as set forth below. The Code is intended to establish minimum general standards of conduct encompassing the most common and sensitive areas in which the business operates. Other specific corporate policies and guidelines will expand on broad statements made in this policy and will cover other subjects relative to the management of the business.

All managers will be responsible for the distribution of this Code to their associates. Every associate is responsible for complying with these principles, guidelines, and policies. Any violation may be grounds for dismissal.

Code of Business Conduct

Business Ethics

The Company enjoys a reputation for integrity and is committed to continuing its high standard of integrity worldwide.

Personal Integrity

The Company expects all its associates to be dedicated to providing the consumer with products of superior quality and value. The Company believes associates should consider this a matter of personal integrity. Among other things, personal integrity means performing our jobs to the fullest, being accountable for our actions, and upholding the values, principles and standards upon which our Company’s reputation rests.

Conflict of Interest

In dealing with suppliers, contractors, customers and others doing or seeking to do business with the Company, associates shall conduct their business in the best interests of the Company. All associates have a duty to ignore any consideration resulting in personal advantage or gain when they represent the Company in its business affairs.

No associate of the Company shall own any interest in (excluding publicly-traded securities) or have any personal contract or agreement of any nature with suppliers, contractors, customers or others doing business with the Company that might tend to influence a decision with respect to the business of the Company. Any associate who owns securities in any company with whom such associate does business on behalf of the Company shall disclose this interest to his or her supervisor.

Each year a notice concerning conflicts of interest shall be sent to all directors, officers and certain other associates.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to your coalition chief financial officer or chief accounting officer, to your human resources manager, or the Company’s General Counsel.

In order to avoid conflicts of interests, each of the CEO and senior financial officers must disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the General Counsel shall notify the Nominating and Governance Committee of any such disclosure. Conflicts of interests involving the General Counsel shall be disclosed to the Chief Executive Officer, and the Chief Executive Officer shall notify the Nominating and Governance Committee.

Questionable Payments, Gifts or Contributions

The Company prohibits its associates from, directly or indirectly, paying or receiving bribes, pay-offs, kickbacks, excessive gifts or entertainment perks, or anything else that may be considered illegal, unethical or compromising. Under no circumstances shall gifts be made to governmental officials. Contributions shall not be made to political parties or candidates for political office except to the extent specifically permitted by applicable law. Company associates shall not accept gifts (excluding items of insignificant value) from suppliers, customers or others with whom the Company does business. Generally, it is not appropriate for an associate to accept a supplier’s or customer’s invitation to attend an entertainment or sporting event at the supplier’s or customer’s expense. Accepting such an invitation may be appropriate if attending the event demonstrably helps to build or maintain a business relationship for the Company’s benefit. Before accepting such an invitation, an associate must obtain approval from the associate’s supervisor, and such an invitation should never be accepted or approved if it could be considered unethical or compromising. Suppliers and associates are annually advised of this policy

Members of an associate’s family may not receive compensation, commissions, gifts or entertainment perks from companies or organizations that deal with the Company if such receipt could reasonably be construed to influence the associate’s decisions.

Fair Dealing

Each associate of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. The Company and the associate involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Corporate Opportunities

Associates are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position. No associate may use corporate property, information or position for personal gain, and no associate may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where an associate takes away from the Company opportunities for sales or purchases of products, services or interests.

Purchasing

Purchases must be made on a basis that is in the best interest of the Company without favoritism to any supplier. Prices paid for materials, supplies and services shall be negotiated on a fair and competitive basis, while seeking to obtain the maximum value for each expenditure. It is imperative that relationships with suppliers be conducted with integrity and with the confidence that each party will fulfill its commitments.

Insider Trading

VF has a long-standing commitment to comply with all securities laws and regulations. U.S. securities laws, which apply to the Company worldwide, prohibit, among other things, associates from purchasing or selling shares of the Company’s common stock on the basis of material non-public information. Associates are also prohibited from providing family members, friends, or any other persons with material non-public information. Material non-public information is any information concerning a company’s business, prospects, securities, or market which an investor might consider important in deciding whether to buy or sell the securities, or which could affect their market price. Examples of material information include: possible mergers, acquisitions or divestitures; actual or estimated financial results or changes in dividends; purchases and sales of investments in companies; obtaining or losing significant contracts; significant discoveries or product developments; threatened major litigation or developments in such matters; and major changes in business strategies.

Competitive Conduct

Anti-trust Laws

Anti-trust laws pertain to dealings with customers, suppliers and competitors, and those involved in this area are expected to be familiar with these laws. Any activity which may be considered in restraint of trade, unfair business practice, price fixing or unfair competitive behavior is in violation of the law and strictly prohibited by the Company. All personnel shall comply fully and in good faith with the anti-trust laws.

A copy of the Company’s Anti-Trust Compliance Policy is issued to the sales force and management involved in the sales area. This policy provides general understanding of the anti-trust laws and will assist associates in competing vigorously within the law. If situations arise or there is the slightest doubt about legality of a particular anti-trust sensitive situation, refer the matter to the General Counsel.

Advertising Philosophy

Advertising is an important, essential and valued tool in the sale of consumer products. The Company’s advertising will be appealing, tasteful, truthful and without exaggeration or overstatement.

Associate Relations

Employment

The Company desires to provide stable employment in positions that will allow employees to develop personally and professionally. It is the Company’s aim that our employees will derive satisfaction from achieving corporate objectives through superior performance in an organizational environment characterized by competence, integrity, teamwork and fairness. An atmosphere of mutual respect and trust will be maintained between labor and management.

Non-discrimination

The Company’s associates are its greatest resource. It is the Company’s policy to treat its associates fairly in all respects and to select associates on the basis of qualification for the work to be performed without regard to race, color, religion, national origin, sex, age, disability or sexual orientation. The Company will provide compensation programs founded on high performance standards, equitable treatment and competitive opportunities commensurate with corporate and individual performance.

Harassment

All associates shall have the opportunity to perform their work in an atmosphere and environment free from any form of unlawful discriminatory or retaliatory treatment or physical or mental abuse, including, but not limited to, harassment based on race, color, religion, national origin, sex, age, disability or sexual orientation.

Opportunities for Growth

The Company seeks to provide employees with ample opportunity for professional, economic and personal growth. The Company will provide employees the opportunity to advance their careers through education, training and work experience consistent with proven performance.

Health, Safety and Drugs

Associates are the Company’s most valuable resource and, for that reason, their safety and health are of paramount concern. The Company maintains a strong commitment to its associates to provide a clean, safe, healthy, drug-free and alcohol-free workplace and to establish programs promoting high standards of safety and health. Consistent with the spirit and intent of this commitment, the Company expects associates to report for work in proper condition to perform their duties.

Protecting Corporate Property & Records

Company Property and Proprietary Information

We must protect the Company’s property from loss, damage, theft, vandalism, sabotage or unauthorized use or disposal. This applies to property located in the office, at home or on customer premises. The Company’s property includes:

•	Physical property including offices and office equipment, plant and equipment, inventory, and vehicles,

•

Intellectual property including such things as patents, copyrights, trademarks, work methods and practices, trade secrets, computer software technologies, computer operating systems, written materials, e-mail and voice mail.

•	Proprietary Information including any non-public information that might be useful to a competitor or that could be harmful to the Company or its customers or suppliers if disclosed.

During the course of employment, associates may use the Company’s physical and intellectual property for appropriate Company business purposes only. All Company Proprietary Information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Upon leaving the Company’s employment, associates must return all company property in their possession.

Computer and Network Security

Computers and computer networks have become an essential feature of our workplace. Indeed, they form the very backbone of our telecommunications network and operations infrastructure. For this reason, every effort must be made to protect the Company’s computer systems and associated software from the various threats to their security, such as accidental or deliberate destruction of data and equipment, interruption of service, unauthorized disclosure of sensitive information, theft, and corruption,

Accounting & Financial Records

The Company is responsible for furnishing reliable financial information on a periodic and timely basis to its shareholders, potential shareholders, creditors, governmental agencies and others.

The accounting and financial records of the Company shall be maintained on the basis of valid, accurate and complete data with adequate supporting information to substantiate all entries to the books of account. All associates involved in creating, processing and recording the accounting information shall be held responsible for its integrity.

The books and accounting records shall be maintained in compliance with generally accepted accounting principles, and properly established controls shall be strictly followed. There shall be no concealment of information from or by management, or from the Company’s independent auditors or internal auditors.

Public Release of Corporate Information and Quality of Public Disclosures

The Company is a publicly held corporation and its shares trade on a U.S. national securities exchange. The public, therefore, is entitled to periodic communications concerning certain financial and operating information of the Company. Credibility of such information must be maintained.

The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Company’s financial condition and results of operations. The Company’s reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee to assist senior management of the Company in fulfilling their responsibility for oversight of the accuracy and timeliness of such disclosures.

Interviews with security analysts, members of the press and other interested parties will be conducted only by designated members of Corporate Management. Other interviews must be approved by top Corporate Management. All requests for interviews shall be referred to the Company’s Financial and Corporate Communications Department which is responsible for making appropriate arrangements.

The distribution of corporate financial releases, booklets, brochures and publications for general public mailings will be made through the Financial and Corporate Communications Department.

Associates shall not disclose to outsiders material corporate information they obtain during the course of employment with the Company unless the disclosure has already been made available to the public.

The Company forbids its associates from using inside corporate information for their personal gain or from disclosing it to others who might use it for personal gain. Such action will result in immediate dismissal.

Copies of the Company’s disclosure policy can be obtained from the Financial and Corporate Communications Department.

Public Responsibility

Local Communities

The Company feels a responsibility toward the communities in which the Company operates on a worldwide basis. The Company has a social obligation to pay its share of taxes, conserve energy, protect the environment, display good citizenship and offer good employment opportunities.

Environmental Health & Safety

The Company shall maintain a safe and healthy work environment and manage its business in ways that are sensitive to the environment. The Company will comply with all environmental, health and safety laws and will internally establish and comply with its own strict standards established on behalf of the well-being of our associates and the communities in which the Company operates.

Compliance with Laws, Rules, and Regulations

The Company operates its business in many countries and the laws, rules, and regulations vary widely from country to country. It is mandatory that all associates conduct Company business in full compliance with the laws, rules, and regulations of each respective country, or follow the Company standards set forth if local laws are more permissive. No associate of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason. If you believe that any practice raises questions as to compliance with this Code or applicable law, rule, or regulation or if you otherwise have questions regarding any law, rule, or regulation, please contact the Law Department.

Political Activity

Associates are encouraged to support the political parties and candidates for public office of their own choice. However, any partisan political activity must take place on an associate’s own time, at their own expense and not on Company premises.

Good Citizenship

We are committed to being a responsible corporate citizen of the worldwide communities in which we reside. We will strive to improve the well-being of our communities through the encouragement of associate participation in civic affairs and through corporate philanthropy.

Compliance with This Code and Reporting of Any Illegal or Unethical Behavior

All associates are expected to comply with all of the provisions of this Code. The Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office. Each officer and department head shall be responsible for monitoring and enforcing the Code of Conduct within their areas of responsibility. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.

Any concerns about violations of laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the General Counsel, and the General Counsel shall notify the Nominating and Corporate Governance Committee of any violation. Any conflict of interests involving the General Counsel should be reported promptly to the Chief Executive Officer, and the Chief Executive Officer shall notify the Nominating and Corporate Governance Committee of any violation.

Any associate who may discover any item or situation of a questionable nature, including omission, falsification, inaccuracy or illegality, shall report such violation immediate to their department head, division controller or CFO, or the Company’s Controller or CFO, or the General Counsel. The Company encourages all associates to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. You are required to cooperate in internal investigations of misconduct and unethical behavior.

The Company recognizes the need for this Code to be applied equally to everyone it covers. All associates are responsible for complying with these principles, guidelines, and policies. The General Counsel of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating and Corporate Governance Committee, or, in the case of accounting and financial reporting, internal accounting and reporting controls or auditing matters, the Audit Committee of the Board of Directors, and the Company will devote the necessary resources to enable the General Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the Law Department.

Waivers and Amendments

Any waivers of the provisions in this Code for executive officers or directors may only be granted by the Board of Directors and will be promptly disclosed to the Company’s shareholders. Any waivers of this Code for other employees may only be granted by the Law Department. Amendments to this Code must be approved by the Board of Directors and amendments of the provisions in this Code applicable to the CEO and the senior financial officers will also be promptly disclosed to the Company’s shareholders.

Revised December 2004

Exhibit C to Schedule 7.1.b

CERTIFICATION

OF TERMS OF ENGAGEMENT

VF CORPORATION AND ITS SUBSIDIARIES RESERVE THE RIGHT TO CANCEL ALL CURRENT PURCHASE ORDERS WITH ANY CONTRACTOR, SUPPLIER OR AGENT FOUND TO BE IN VIOLATION OF THE TERMS OF ENGAGEMENT STANDARDS.

I have read and fully understand VF’s Terms of Engagement and certify that we are in compliance with them.

Contractor, Supplier or Agent

Company Name:

(Print)

Address:

Contractor, Supplier or Agent

Representative:
(Signature)

(Print Representative Name)

Date:

EXHIBIT A TO SCHEDULE 7.1.b

PRODUCTS TO BE DISTRIBUTED

Quantity

Style

Description

Delivery Date

SCHEDULE 7.2

QUALITY STANDARDS

On File

SCHEDULE 7.4

APPROVED DISTRIBUTION

APPROVED RETAILERS:

ABC Variety

Big Lots

Bi-Mart

Dollar General

Duckwall-Alco

Family Dollar

Freds

Hyper Shopps

Kmart

Meijer

Pamida

ShopKo

Target

Variety (Roses)

Wal-Mart

APPROVED CLOSEOUT RETAILERS:

Concord/AJ Wright

Forman Mills

Gabriel Brothers

Value City

APPROVED WHOLESALERS:

None